Exhibit 99.3

Supplemental Risk Factors

There can be no assurance that the product we are developing for the treatment of COVID-19 will be granted an Emergency Use Authorization by the FDA.  If no Emergency Use Authorization is granted or, once granted, it is terminated, we will be unable to sell our product in the near future and will be required to pursue the drug approval process, which is lengthy and expensive.

We intend to seek an Emergency Use Authorization from the FDA.  If granted, an Emergency Use Authorization will allow us to market and sell our COVID-19 treatment without the need to pursue the lengthy and expensive drug approval process.  The FDA may issue an Emergency Use Authorization during a Public Health Emergency if it determines that the potential benefits of a product outweigh the potential risks and if other regulatory criteria are met.  There is no guarantee that we will be able to obtain an Emergency Use Authorization.  If granted, we will rely on the FDA policies and guidance in connection with the marketing and sale of our product.  If these policies and guidance change unexpectedly and/or materially or if we misinterpret them, potential sales of our product could be adversely impacted.

An Emergency Use Authorization allowing the marketing and sale of our product will terminate upon expiration of the Public Health Emergency.  The FDA may also terminate the Emergency Use Authorization if safety issues or other concerns about our product arise or if we fail to comply with the conditions of authorization.  Failure to obtain an Emergency Use Authorization or the termination of such an authorization, if obtained, would adversely impact our business, financial condition and results of operations.

There can be no assurance of market acceptance for our COVID-19 treatment.
The commercial success of our COVID-19 treatment will depend upon its acceptance as efficacious, safe, cost-effective and medically necessary by healthcare providers, patients, the medical community and third-party payers.  There can be no assurance our COVID-19 treatment will gain market acceptance on a timely basis, if at all.  Healthcare providers and patients may choose COVID-19 treatments sold by our competitors.  Third party payers may prefer competitor products when making formulary and reimbursement decisions.  If our product does gain market acceptance, there is no guarantee that we will be able to maintain it as new products enter the market.  Vaccines for COVID-19 are currently being developed.  If a vaccine is approved and administered broadly, COVID-19 treatments may no longer be considered medically necessary.  Failure to achieve and maintain market acceptance will have a material adverse impact on our business, financial condition and results of operations.